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                         NORTHFIELD LABORATORIES INC.
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CLINICAL DEVELOPMENT

        This was another exciting year for Northfield Laboratories. We continue to believe we are in the leadership position in the field of blood substitutes based on the experience of our clinical trials with PolyHeme(TM) in both trauma and elective surgery. We are presently reviewing all of our clinical trial data in detail. Although we anticipate the clinical trials continuing until license approval and perhaps beyond, we believe the cumulative clinical experience with PolyHeme is approaching a level that may be sufficient to consider submission of a license application to the FDA. We look forward with enthusiasm to the approval of PolyHeme as the first blood substitute to be available for human use in this country.

        Our trials in elective surgery are progressing well. We are conducting these trials at approximately 15 major medical centers throughout the United States. Although we remain shielded from the data regarding efficacy, we are informed of any adverse safety events. We are delighted that there have been no substantive safety concerns. We are gratified by the number of unsolicited favorable comments received from the physician investigators. We are confident




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the trial is producing results which will be of great value in the application for licensure of PolyHeme.

        However, the most impressive results have occurred in our ongoing trials in trauma and urgent surgery. The maximum allowable dose of PolyHeme in these trials is now 20 units (1000 grams or 10 liters). We have infused this dose in a number of critically injured patients. Twenty units are the equivalent of two times the total blood volume of the average adult. This is an extraordinary achievement! PolyHeme is the only blood substitute in clinical trials that is being tested at large enough doses to truly be considered for use in treating acute blood loss in trauma and surgical settings. We believe these data will be both prominent and compelling in the process of gaining approval for PolyHeme.

        Our experience to date has demonstrated an increase in survival in patients suffering from massive hemorrhage. In April, we presented our data to the U.S. Department of Health and Human Services (HHS) Advisory Committee on Blood Safety and Availability in Bethesda, Maryland. The Committee was addressing the potential reduction in the nation's blood supply


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that might occur due to concerns about new disease threats, and the possible benefits that approval of a blood substitute might provide. We were pleased to have the opportunity to address this group.

        During the presentation we reported results from 53 patients who received between 6 and 20 units of PolyHeme. None of the patients described in the testimony received banked blood during the study period. Of the 53 patients, 27 had less than 25% of their own blood after infusion with PolyHeme. Furthermore, 20 of these 27 individuals had less than 12% of their own blood remaining, and 5 had less than 6% of their blood left after the PolyHeme infusion. Based on historical results in the published scientific literature, these 27 patients had an expected survival rate of less than 20% if blood had not been available. However, even in the absence of blood, 85% of these patients survived after infusions of PolyHeme, essentially the same results that would have been predicted if blood had been used.

        These are remarkable results. The data demonstrate that PolyHeme can increase survival in life-threatening hemorrhage when blood may be



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unavailable. Unavailability of blood usually occurs in rural hospitals or pre-hospital settings. However, it is not uncommon even in large urban hospitals, where hectic surgical schedules and the occurrence of multiple bleeding patients can lead to delays in compatibility testing, and cause the available supply of blood to be temporarily inadequate. In these situations, PolyHeme should be particularly useful in providing convenient and rapid replacement for blood lost during urgent hemorrhage. Our presentation received a favorable response at the HHS meeting, and stimulated much excitement and discussion. We were gratified to be able to share our results at this important public scientific forum. In addition to publication in peer-reviewed scientific journals, we believe such presentations represent the most appropriate and effective manner to disseminate information concerning our progress.

COMMERCIAL DEVELOPMENT


     Along with the FDA's product approval, the successful commercial introduction of PolyHeme will also depend on the approval of our manufacturing process. During the past year we have completed the engineering changes and process validation that are necessary in anticipation of filing for approval of our



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product. Additionally, we are in the process of increasing the production capacity of our existing manufacturing facility from 4,000 units per year to 10,000. While discussions regarding collaborative relationships that could involve the large scale manufacture of PolyHeme continue, the remaining time required to successfully complete the arrangements and construct and validate such a facility would carry us beyond our current target date for product approval. Therefore, we are planning an additional expansion of the manufacturing capacity at our present site. We believe this approach is financially prudent yet sufficient for commercial viability.

        Our relationships with the major blood collection agencies continue to evolve. In addition to our current agreements, we are addressing other potential sources of hemoglobin to be used as our starting material. These include both human and non-human sources of hemoglobin. We remain confident that the necessary quantities of starting material will be available for the commercial manufacture of PolyHeme.

        As always, we remain vigilant with regard to managing our expenses. We believe our existing capital resources will be sufficient for operating capital



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requirements for the next 24 to 36 months, so that we can accomplish our objective of bringing PolyHeme to market.


FUTURE

        Northfield Laboratories management has high expectations for this next year. Despite many major changes in the field of blood substitutes in this past year, we have remained focused on our goal. We appreciate your ongoing support and interest, and as we stated last year, look forward to achieving our mutual goal of becoming the first sponsor to successfully obtain approval for human use of a blood substitute.




Sincerely,


/s/ Richard DeWoskin
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Richard DeWoskin
Chairman & Chief Executive Officer



/s/ Steven A. Gould, M.D.
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Steven A. Gould, M.D.
President & Chief Operating Officer



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